PROSPECTUS SUPPLEMENT
(To Prospectus dated May 31, 2001)


                                   $41,395,000
                         principal amount plus interest
                               liquidity facility
                                       of
                         FGIC Securities Purchase, Inc.
                                  in support of
                 BOARD OF REGENTS OF EASTERN MICHIGAN UNIVERSITY
        General Revenue Variable Rate Demand Refunding Bonds, Series 2001


Date of the Bonds:  Date of Delivery                          Due:  June 1, 2027

                       ----------------------------------

         Liquidity Facility: We are providing a liquidity facility in the form of a standby bond purchase agreement for the bonds described in this prospectus supplement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         Terms of the Bonds: The bonds are limited obligations of the Board of Regents of Eastern Michigan University, established under Article VIII, Section 6 of the Michigan Constitution of 1963. The bonds are payable solely from and secured solely by an irrevocable pledge of certain revenues of the Board and amounts in the bond fund established by the indenture. The bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being sold under a separate disclosure document. Our obligations may not be traded separately from the bonds. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us.

         Unless the context otherwise requires, the terms "company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information under the heading "The Company," located in the prospectus accompanying this prospectus supplement.

                        ---------------------------------
                         U.S. Bancorp Piper Jaffray Inc.
                        ---------------------------------

           The date of this prospectus supplement is August 13, 2001.

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and U.S. Bancorp Piper Jaffray Inc., the underwriter of the bonds, has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

         We are providing you with this prospectus supplement to furnish information regarding our obligations under a liquidity facility in the form of a standby bond purchase agreement in support of $41,395,000 aggregate principal amount of General Revenue Variable Rate Demand Refunding Bonds, Series 2001 which will be issued on or about August 29, 2001 by the Board of Regents of Eastern Michigan University, established under Article VIII, Section 6 of the Michigan Constitution of 1963 and which will be governed by the terms of a trust indenture dated as of August 1, 2001 between the Board and U.S. Bank Trust National Association, Lansing, Michigan, as trustee for the bonds. Owners of the bonds will have the right to tender, or in certain cases be required to tender, the bonds. The trustee will act as tender agent, the entity responsible for accepting tender notices and tendered bonds. U.S. Bancorp Piper Jaffray Inc., as the initial remarketing agent, and any successor, will be obligated to use its best efforts to remarket the bonds. We will enter into a standby bond purchase agreement with the trustee, which will obligate us under certain circumstances to purchase unremarketed bonds from holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement with General Electric Capital Corporation, which will obligate GE Capital to loan funds to us as needed to purchase bonds. Our obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

                            DESCRIPTION OF THE BONDS

General

         This prospectus supplement is intended to be used only for bonds that are in a daily rate period or weekly rate period, secured by the standby bond purchase agreement issued by us and registered in the name of a nominee of The Depository Trust Company.

         The bonds, as initially issued, will be dated and bear interest from the date of issuance and will mature, subject to prior redemption and purchase, on the due date shown on the cover page of this prospectus supplement. The bonds will be issued in fully registered form in the denomination of $100,000, or integral multiples of $5,000 in excess of $100,000. So long as the bonds are registered in the name of Cede & Co., as nominee of The Depository Trust Company, principal of, premium, if any, and interest on the bonds will paid as described under "BOOK-ENTRY SYSTEM."

         Purchases of bonds will be made in book-entry-only form as described under "BOOK-ENTRY SYSTEM." So long as Cede & Co., as nominee for DTC, is the registered owner of the bonds, the transfer of interests in the bonds will be the sole responsibility of DTC's participants and indirect participants and the beneficial owners of the bonds, as explained later in this prospectus supplement. Neither the bond issuer nor the trustee will have any responsibility with respect to transfers of interests in the bonds.

         The person in whose name the ownership of any bond is registered on the registration books will be deemed and regarded as the absolute owner of that bond for all purposes, and payment of or on account of the principal of, premium, if any, and interest on any bond will be made only to or upon the order of the registered owner of that bond or its legal representative. All such payments will be valid and effectual to satisfy and discharge the liability upon that bond, including the premium, if any, and interest on that bond, to the extent of the sum or sums so paid.

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         The trustee will keep the registration books for the bonds at its office located at Lansing, Michigan. The bonds may be transferred or exchanged for one or more bonds.

Interest Rate Periods

         General

         The bonds may operate in one of four interest rate frequency periods, provided that the requirements, certain of which are described below, for entering into such interest rate period have been satisfied. The four interest rate periods are the daily rate period, the weekly rate period, the long-term rate period, and the fixed rate period. The bonds may operate in only one interest rate frequency period at any given time. Generally, the interest rate periods have different operating features, including different demand features, purchase features, redemption provisions and interest payment dates. Except as otherwise described below, once an interest rate frequency period is designated for the bonds, all bonds will remain in that interest rate period until a new interest rate period for the bonds is designated as described below. However, a bond converted to bear interest at a fixed rate will remain in that fixed rate until maturity or redemption of that bond prior to maturity. The bonds will initially be issued in the daily rate.

         In connection with any change to another interest rate period, the trustee will give written notice to the owner of each affected bond that its bond will be subject to mandatory tender for purchase on the conversion date at a purchase price of 100% of the principal amount of the bonds, plus accrued interest to the date of purchase. Additional information regarding mandatory tenders for purchase of bonds appears in this prospectus supplement in "DESCRIPTION OF THE BONDS - Mandatory Purchase of Bonds."

         The interest rate for the bonds for each rate period will be determined by the remarketing agent as the lowest rate of interest which, in the judgment of the remarketing agent, would cause the bonds to have a market value as of the date of determination equal to the principal amount of the bonds, plus accrued interest, if any, taking into account prevailing market conditions. However, in no event will the interest rate on the bonds exceed the rate of the lesser of 10% per annum or the maximum rate permitted by law.

         In the event the remarketing agent fails for any reason to determine the interest rate for any rate period:

                           o the interest rate for bonds that accrue interest at daily rates will remain in effect from day to day until the trustee is notified of a new daily rate determined by the remarketing agent; and

                           o the interest rate for bonds that accrue interest at weekly rates will remain in effect from week to week until the trustee is notified of a new weekly rate determined by the remarketing agent.

         Daily Rate

         The bonds will initially be issued bearing interest at a daily rate and will remain in the daily rate period until converted to another rate period. The initial daily rate, which will be applicable to all of the bonds, will be as set forth in the bond purchase agreement relating to the original purchase of the bonds by the underwriter of the bonds. A daily rate will be determined for each daily rate period as follows:

                           o daily rate periods will begin on the initial bond delivery date or on a daily rate conversion date, which will be a business day, and after the initial bond delivery date on each business day until the type of rate period of the bonds is converted to another type of rate period, and will extend to, but not include, the next succeeding business day; and

                           o the daily rate for each daily rate period will be effective from and including the first date of that daily rate period and remain in effect to, but not including, the next succeeding business day. The remarketing agent will determine each daily rate, other than the initial daily rate, on the first business day of the daily rate period to which it relates and will provide the daily rate to the trustee by 10:00 a.m., New York City time, on that same day.

         Weekly Rate

         A weekly rate will be determined for each weekly rate period as follows:

                           o weekly rate periods will begin on a Thursday and end on Wednesday of the following week and each weekly rate period will be followed by another weekly rate period until the rate period of the bonds is converted to another type of rate period. However, if a weekly rate period results from a conversion from a different rate period, the weekly rate period will begin on the weekly rate conversion date and will end on Wednesday of the following week; if a weekly rate bond is converted to a different rate period, the last weekly rate period prior to conversion will end on the day immediately preceding the conversion date to the new rate period; and the day of the week on which weekly rate periods will begin may be changed by the remarketing agent with the consent of the Board, if the scheduled rate determination day has become inappropriate (taking into account general market practice), as determined in the reasonable judgment of the remarketing agent, upon notice to the trustee and the tender agent not less than 14 days before the change, which notice will promptly be communicated by the trustee via first class mail to the owners of bonds. Such notice to the trustee must be accompanied by an opinion of bond counsel, which opinion will be addressed and delivered to the Board and the trustee, to the effect that the change will not adversely affect the exclusion from gross income of the interest on any bonds for federal income tax purposes; and

                           o the weekly rate for each weekly rate period will be effective from and including the first day of that weekly rate period and remain in effect to and including the last day of that weekly rate period. The remarketing agent will determine each weekly rate on the business day next preceding the first day of the weekly rate period to which it relates, and will provide the weekly rate to the trustee 5:00 p.m., New York City time, on the that business day.

         If no weekly rate is determined by the remarketing agent for a weekly rate period, the weekly rate for such weekly rate period will be the weekly rate in effect for the immediately preceding weekly rate period during such weekly rate period.

         Long-Term Rate

         A long-term rate will be determined for each long-term rate period as follows:

                           o long-term rate periods will begin on a long-term rate conversion date and subsequently on a June 1 which is at least 12 calendar months after the long-term rate conversion date, and end on the day preceding either the first date of the following long-term rate period or the conversion date on which a different rate period becomes effective; and

                           o the long-term rate for each long-term rate period will be effective from and including the first day of that long-term rate period and remain in effect to and including the last day of that long-term rate period. Each such long-term rate will be determined on the business day immediately preceding the first day of that long-term rate period and provided to the trustee by the remarketing agent by the close of business on such business day.

         Long-term rate periods may not extend to a date beyond the termination date of the liquidity facility then in effect.

         Fixed Rate

         The bonds may be converted to bonds bearing interest at a fixed rate. Bonds bearing interest at a fixed rate may not be converted to any other type of rate period and will not be covered by any liquidity facility. The fixed rate period will begin on a fixed rate conversion date and will extend to the earlier of the date of redemption or the maturity date for each bond accruing interest at a fixed rate.

Interest Payments

         Interest on the bonds will be payable in arrears on each interest payment date beginning on the first interest payment date after the date of original issuance of the bonds. The amount of interest payable with respect to any bonds on any interest payment date will be computed during each daily rate period, on the basis of a 365- or 366- day year for the number of days actually elapsed; during each weekly rate period, on the basis of a 365- or 366-day year for the number of days actually elapsed, based on the calendar year in which the weekly rate period begins, and during each fixed rate period and long-term rate period, on the basis of a 360-day year of twelve 30-day months.

         The interest rate in effect for each bond will be available to the owner of such bond on the date such interest rate is determined, between 1:00 p.m. and 5:00 p.m., New York City time, from the remarketing agent or the trustee at their principal offices.

         "Interest payment date" means any principal payment or redemption date, and:

                           o with respect to bonds accruing interest at daily rates, September 4, 2001 and, after September 4, 2001, the first business day of each calendar month following the daily rate period for which interest is payable, and any day which is a conversion date from a daily rate period;

                           o with respect to bonds accruing interest at weekly rates, the first business day of each calendar month following the weekly rate period for which interest is payable, and any day which is a conversion date from a weekly rate period;

                           o with respect to bonds accruing interest at a long-term rate, each June 1 and December 1 beginning with the first June 1 and December 1 occurring after the long-term rate conversion date, except that the last interest payment date for any long-term rate period which is followed by a daily or weekly rate period will be the first business day of the sixth month following the month of the preceding interest payment date; and

                           o with respect to bonds accruing interest at a fixed rate, each June 1 and December 1 beginning with the first of such dates occurring after the fixed rate conversion date through and including the maturity date of the bonds accruing interest at a fixed rate.

         The record date for bonds in the daily rate period and the weekly rate period will be the close of business on the day immediately preceding the interest payment date.

         Interest on the bonds will be payable to the nominee of DTC, as long as all of the bonds are registered in the name of such nominee.

         In no event will interest accrue on the bonds at a rate greater than the lesser of 10% per annum and the maximum rate of interest permitted by law, or with respect to bonds purchased by us pursuant to our standby bond purchase agreement, the lesser of 18% per annum and the maximum rate of interest permitted by law.

Conversion Features

         All bonds may be in only one interest rate period at any one time.

         "Conversion date" means the day on which a particular type of interest rate (i.e., a daily rate, weekly rate, long-term rate or fixed rate) becomes effective for bonds which is not immediately preceded by a day on which such bonds have accrued interest at the same type of interest rate and, when used with respect to any long-term rate period, the day after the end of such long-term rate period. The conversion date from a daily rate period or from a weekly rate period may be any business day. Otherwise, each conversion date must be an interest payment date for the rate period from which the bonds are converted, and must be the last interest payment date for the then current long-term rate period if the conversion is from a long-term rate period.

         The interest rate period applicable to an issue of bonds may be changed at the election of the Board in the manner described below.

                  Conversion Notice. The Board will give notice of any proposed conversion to the trustee and the trustee will give notice by first class mail of the proposed conversion to the affected owners of bonds not less than 20 days before the proposed conversion date. Such notice will state:

                           o the proposed conversion date, the proposed rate period to be effective on such date and the dollar amount of bonds to be converted;

                           o that such bonds will be subject to mandatory tender for purchase on the conversion date (except in the case of conversions between daily and weekly rate periods);

                           o the conditions, if any, to the conversion, which are described under "DESCRIPTION OF THE BONDS - Conversion Features - Conditions to Conversion and - Provisions Regarding Conversion to Fixed Rate Period" below, and the consequences of such conditions not being fulfilled, which are described under "DESCRIPTION OF THE BONDS - Conversion Features - Failure of Conversion" below;

                           o if the bonds are in certificated form, information with respect to required delivery of bond certificates and payment of the purchase price; and

                           o the new interest payment dates and record dates.

                  Conditions to Conversion. No conversion of rate periods will become effective unless, if the conversion is from daily or weekly rate periods to a long-term rate period, or from a long-term rate period to a daily or weekly rate period, the trustee and the Board have been provided, no later than one day before the conversion date, with an opinion of nationally recognized bond counsel to the effect that the conversion is authorized or permitted by the indenture and that such conversion will not adversely affect the exclusion from gross income of interest on any bonds for federal income tax purposes. Also, no conversion from daily or weekly rate periods to a long-term rate period will occur unless the liquidity facility to be in effect during the long-term rate period covers 180 days of interest at the maximum rate on the bonds (calculated on a 30/360 day basis).

                  Provisions Regarding Conversion To Fixed Rate Period. The interest rate on the bonds will be converted to a fixed rate if the Board notifies in writing the trustee of its irrevocable election to effect the conversion, specifying in the notice the conversion date on which the fixed rate period is to begin and delivering with the notice an opinion of nationally recognized bond counsel stating that such conversion is authorized or permitted by the indenture and that conversion will not adversely affect the exclusion from gross income of interest on any bonds for federal income tax purposes; a firm underwriting or purchase contract from a recognized firm of bond underwriters or recognized institutional investors, which can be the remarketing agent, to underwrite or purchase the bonds at a price of 100% of the principal amount of the bonds plus accrued interest, if any, at an agreed upon interest rate for each bond which the underwriter or institutional investor certifies is the lowest rate that will permit the bond to be sold at par on the first day of the fixed rate period and containing a maturity schedule, and if applicable a mandatory sinking fund redemption schedule; and a continuing disclosure undertaking agreement in compliance with the requirements of Rule 15c2-12 of the Securities Exchange Act of 1934, as amended. Upon receipt by the trustee of the notice from the Board, the trustee will immediately cause the same information contained in the notice to be delivered to the tender agent and the remarketing agent. The fixed rate conversion date will not be less than 22 days (unless the trustee, the tender agent and the remarketing agent agree to fewer days) after the trustee receives the Board's notice.

                  Failure of Conversion. If any condition precedent to a conversion is not fulfilled, any affected bond will continue to be subject to any mandatory tender otherwise required without regard to the failure to fulfill such condition, and will accrue interest at weekly rates for weekly rate periods, but only if the Board furnishes the trustee with an opinion of nationally recognized bond counsel to the effect that the accrual of interest at weekly rates will not adversely affect the exclusion from gross income of interest on any bonds if the rate period in effect prior to the mandatory tender purchase date exceeded one year. If any such required opinion is not delivered, the bonds will accrue interest at a long-term rate for a long-term rate period ending on the day prior to the next succeeding June 1 which is at least 366 days later. If the remarketing agent fails for any reason to determine any such weekly rate or long-term rate, the applicable weekly rate will be the rate determined on the basis of an index based upon the weekly interest rate resets of tax-exempt variable rate issues included in a database maintained by Municipal Market Data which meet specific criteria established by The Bond Market Association and effective for the date on which such rate is determined (or if the rate is not available, any other similar rate as is determined by the trustee in its sole discretion to be appropriate), and the applicable long-term rate will be equal to 100% of the Kenny Information Services one year tax-exempt index to be applicable for a period of 366 days as communicated to the trustee by Kenny Information Services, and if such index is not provided to the trustee, equal to 70% of the closing yield for one year Treasury Bills shown in the table captioned "U.S. Securities Prices" in the edition of The Bond Buyer (or if The Bond Buyer or such table is no longer published, any other published similar rate as is determined by the trustee in its sole discretion to be appropriate) published on the day on which such rate is determined, or if such rate is not published on that day, the most recent publication of such rate.

Optional Tenders for Purchase

         The owners of the bonds may tender them for purchase at a price of 100% of their principal amount (or a portion equal to an authorized denomination of $100,000, or integral multiples of $5,000 in excess of $100,000, but not in a manner which would leave any bond outstanding in less than an authorized denomination), plus accrued interest, if any, to the purchase date in accordance with the following terms and conditions.

                  Optional Purchase Dates. The owners of bonds (except bonds owned by us) accruing interest at daily or weekly rates may tender their bonds or a portion equal to an authorized denomination for purchase on the following purchase dates:

                           o bonds accruing interest at daily rates may be tendered for purchase at the purchase price payable in immediately available funds on any business day upon written notice of tender given to the tender agent not later than 9:30 a.m., New York City time, on the purchase date; and

                           o bonds accruing interest at weekly rates may be tendered for purchase at the purchase price payable in immediately available funds on any business day upon written notice of tender given to the tender agent not later than 5:00 p.m., New York City time, on a business day not fewer than seven days prior to the purchase date.

                  Bond Owner Notice of Optional Tender. Each notice of tender:

                           o must be delivered to the tender agent and the trustee at its notice address (as herein provided) and be in form satisfactory to the tender agent;

                           o must state the principal amount of bonds to which the notice relates; that the owner irrevocably demands purchase of the bonds or a specified portion of the bonds; the date on which the bonds or portion are to be purchased; and payment instructions with respect to the purchase price; and

                           o will automatically constitute an irrevocable offer to sell the bonds (or portion of the bonds) to which the notice relates on the purchase date at the purchase price; an irrevocable authorization and instruction to the tender agent and the trustee to effect transfer of the bonds (or portion of the bonds) upon payment of the purchase price to the tender agent on the purchase date; an irrevocable authorization and instruction to the tender agent and the trustee to effect the exchange of the bonds to be purchased in whole or in part for other bonds in an equal aggregate principal amount so as to facilitate the sale of the bonds (or portion of the bonds to be purchased); an agreement of the owner to deliver the bonds, with all necessary endorsements for transfer and signature guarantees, to the tender agent at its principal office not later than 2:00 p.m., New York City time, on the purchase date; and an acknowledgment that such owner will have no further rights with respect to such bond (or portion thereof) upon payment of the purchase price thereof to the tender agent on the purchase date, except for the right of the owner to receive such purchase price upon delivery of such bond to the tender agent, and that after the purchase date such owner will hold any undelivered bond certificate as agent for the tender agent. The determination of the tender agent as to whether a notice of tender has been properly delivered will be conclusive and binding upon the owner.

         Notwithstanding the foregoing, if the bonds are held in a book-entry-only system, the right to optionally tender bonds accruing interest at daily rates or weekly rates may be exercised by a beneficial owner of the bonds according to the written procedures of the depository. A beneficial owner may exercise its right to optionally tender its bonds by delivering to the remarketing agent no later than the times specified in the first subsection above, the notice described in the second subsection above stating that the beneficial owner will cause its beneficial interest or a portion equal to an authorized denomination to be tendered, the amount of the interest to be tendered, the date on which the interest will be tendered and the identity of the participant through which the beneficial owner maintains its interest. Upon delivery of the notice, the beneficial owner must make arrangements to have its beneficial ownership interest in the bonds being tendered transferred to the tender agent at or prior to 2:00 p.m. New York City time, on the purchase date.

Mandatory Purchase of Bonds

                  The bonds, other than bonds owned by us, are subject to mandatory purchase upon any of the following dates:

                           o on the fifth business day before the last day (a "termination date") on which a drawing may be made by the trustee under the standby bond purchase agreement (except any termination date resulting solely from the conversion of the bonds to a fixed rate when a liquidity facility is not being provided, any termination date of a liquidity facility when an alternate liquidity facility has been acquired and has become effective, and any termination date of a liquidity facility that is caused by an event of default under the standby bond purchase agreement), or if such day is not a business day, the next succeeding business day;

                           o on the fifth business day after the trustee receives notice from us that an event of default has occurred under and as defined in the standby bond purchase agreement;

                           o on the fifth day before to the termination date of the standby bond purchase agreement when an alternate liquidity facility has been acquired or, if such day is not a business day, on the next succeeding business day;

                           o on the conversion date when bonds are to be converted from one type of rate period to a different type of rate period (except conversions from a daily rate to a weekly rate or from a weekly rate to a daily rate); and

                           o when the bonds bear interest at a long-term rate and a new long-term rate is to be determined, on the effective date of the new long-term rate.

                  The trustee will notify the tender agent as soon as practicable (but in the case of a mandatory purchase after an event of default under the standby bond purchase agreement, no more than one business day after receipt of the notice from us) at any time the bonds are subject to mandatory tender as provided above. Except as provided in the following sentence, the tender agent will give notice of such mandatory tender for purchase to the affected owners of bonds as soon as practicable after receipt by the tender agent of notice of each mandatory tender and not less than seven days before the mandatory tender date. In the case of a mandatory purchase after an event of default under the standby bond purchase agreement, the tender agent will give notice as soon as practicable, but in no event later than one business day after receipt of notice from the trustee, and the tender agent will establish the purchase date in such notice to be a date not less than seven and not more than ten days from the date such notice is given by the tender agent. If the bonds are in certificated form, the notice will include information with respect to required delivery of bond certificates and payment of the purchase price. The notice will state the purchase date, the purchase price (which will not include accrued interest if the mandatory purchase date is also an interest payment date), if a book-entry-only system is not in effect, that the bonds subject to mandatory tender must be surrendered to collect the purchase price, if a book-entry-only system is not in effect, the address at which the bonds must be surrendered, and that interest on the bonds purchased ceases to accrue on the purchase date.

         Any defect in any required notice of mandatory tender will not affect the validity of such notice. Failure to give any required notice of mandatory tender as to any particular bonds will not affect the validity of the purchase of any bonds in respect of which no such failure has occurred. Any notice mailed as provided in the bonds will be conclusively presumed to have been given whether or not actually received by any holder.

Remarketing and Purchase of Tendered Bonds

                  Remarketing of Tendered Bonds. Unless otherwise instructed by the Board, the remarketing agent will offer for sale and use its best efforts to find purchasers for all bonds or portions of bonds for which are tendered for purchase or which are subject to mandatory purchase. The terms of any sale by the remarketing agent will provide for the payment of the purchase price for tendered bonds by the remarketing agent to the tender agent on the purchase date in immediately available funds at or before 10:30 a.m., New York City time. The remarketing agent will not sell any bond for which a notice of conversion from one rate period to another has been given by the trustee, or for which the tender agent has given a notice of mandatory tender for purchase as described under the second subsection of "Mandatory Purchase of Bonds" above, unless the remarketing agent has advised the purchaser of the conversion or tender for purchase. Any purchaser advised of a tender for purchase must deliver a notice to the tender agent stating that it will tender such bonds for purchase on the related mandatory tender date. The remarketing agent will not remarket any bonds as described in this paragraph to the Board or any affiliate of the Board.

                  Purchase of Tendered Bonds.

                  Notice. At or before 11:00 a.m., New York City time, on the purchase date, the tender agent will give notice to the trustee, the Board and us, specifying the principal amount of tendered bonds for which the remarketing agent has not found a purchaser at that time or has found a purchaser from whom payment has not been received. At or before 11:30 a.m., New York City time, on the purchase date, the remarketing agent will give notice to the tender agent of the names, addresses and taxpayer identification numbers of the purchasers, the denominations of bonds to be delivered to each purchaser and, if available, payment instructions for regularly scheduled interest payments, or of any changes in any such information previously communicated.

                           Sources of Payments. The remarketing agent will cause
                  to be paid to the tender agent on the purchase date of tendered bonds all amounts representing proceeds of the remarketing of such bonds, such payments to be made in the manner and at the time specified above. If the remarketing proceeds will not be sufficient to pay the purchase price on the purchase date of bonds (other than bonds owned by us), the tender agent will give notice to the trustee by 11:00 a.m., New York City time, on the purchase date to demand payment under the standby bond purchase agreement. The trustee will by 11:30 a.m., New York City time, on the purchase date, make the demand. We will furnish immediately available funds by 2:30 p.m., New York City time, on such purchase date, in an amount sufficient, together with the remarketing proceeds, to enable the tender agent to pay the purchase price of such bonds to be purchased on such purchase date. However, the trustee will not make any demand for payment under the standby bond purchase agreement with respect to bonds owned by us. If the trustee does not receive notice from the tender agent, the trustee will draw on the standby bond purchase agreement in an amount equal to the purchase price of all bonds to be purchased on such purchase date. The trustee will authorize direct payment by us to the tender agent. If moneys received by the tender agent from remarketing proceeds and from draws under the standby bond purchase agreement are not sufficient to pay the purchase price on the purchase date of bonds (other than bonds owned by us), the tender agent will give notice to the Board by 2:45 p.m., New York City time, on the purchase date, to furnish immediately available funds to the tender agent by 3:00 p.m., New York City time, on such purchase date, in an amount sufficient, together with the remarketing proceeds and draws under the standby bond purchase agreement, to enable the tender agent to pay the purchase price of such bonds (other than bonds owned by us) to be purchased on such purchase date. The Board will deliver or cause to be delivered such amounts by such time so that there will be delivered to the tender agent immediately available funds in an amount equal to any insufficiency in remarketing proceeds and draws under the standby bond purchase agreement with respect to the purchase price of such bonds prior to 3:00 p.m., New York City time, on the purchase date. All moneys received by the tender agent as remarketing proceeds, from demands by the trustee under the standby bond purchase agreement or from the Board, as the case may be, will be deposited by the tender agent in the bond purchase fund and will be used solely for the payment of the purchase price of tendered bonds and will not be commingled with other funds held by the tender agent.

         Payments by the Tender Agent. At or before 3:00 p.m., New York City time, on the purchase date for tendered bonds and upon receipt by the tender agent of 100% of the aggregate purchase price of the tendered bonds, the tender agent will pay the purchase price of the bonds to the owners of the bonds. The payments will be made in immediately available funds.

         Delivery of Tendered Bonds; Effect of Failure to Surrender Bonds. All bonds to be purchased on any purchase date will be required to be delivered to the principal office of the tender agent at or before 2:00 p.m., New York City time, on the purchase date. If the owner of any bond (or portion thereof) in certificated form that is subject to optional or mandatory purchase, as described above, fails to deliver the bond to the tender agent for purchase on the purchase date, and if the tender agent is in receipt of the purchase price therefor, the bond (or portion of the bond) will be an undelivered bond, and will no longer accrue interest or be subject to the protections of the indenture.

Redemption

         Optional Redemption During Daily and Weekly Rate Periods

         Bonds which accrue interest at daily or weekly rates are subject to redemption and payment prior to maturity, at the option and written direction of the Board, in whole or in part, in an amount evenly divisible by minimum authorized denominations of $100,000, or integral multiples of $5,000 in excess of $100,000, on any date with respect to bonds which accrue interest at daily or weekly rates, at a redemption price equal to 100% of the principal amount redeemed, plus interest accrued to the redemption date.

         Optional Redemption During Long-Term Rate and Fixed Rate Periods

         When interest on the bonds is payable at a long-term rate or the fixed rate, the bonds may redeemed by the Board in whole or in part.

         Mandatory Sinking Account Redemption

         Mandatory Sinking Fund Redemption. Subject to adjustment as described in the next paragraph, the bonds are subject to mandatory sinking fund redemption from mandatory sinking fund payments on June 1 of each year at the principal amount thereof plus accrued interest, if any, without premium, as follows:


           Mandatory
         Sinking Fund                     Mandatory
         Payment Date                    Sinking Fund
            (June 1)                        Payments
         ------------                    ------------
             2002                         $ 550,000
             2003                            70,000
             2004                            75,000
             2005                            80,000
             2006                            85,000
             2007                           195,000
             2008                           200,000
             2009                           205,000
             2010                           210,000
             2011                           220,000
             2012                           225,000
             2013                           230,000
             2014                         1,500,000
             2015                         2,125,000
             2016                         2,230,000
             2017                         2,340,000
             2018                         2,455,000
             2019                         2,580,000
             2020                         2,705,000
             2021                         2,840,000
             2022                         2,985,000
             2023                         3,130,000
             2024                         3,290,000
             2025                         3,450,000
             2026                         3,620,000
             2027 (maturity)              3,800,000



         The principal amount of bonds to be redeemed will be reduced, in the order determined by the Board, by the principal amount of bonds which have been previously redeemed or called for optional redemption or purchased or acquired by the Board and delivered to the trustee for cancellation.

Selection of Bonds for Redemption. Whenever less than all of the bonds are to be redeemed, the trustee will select the bonds to be redeemed from all bonds subject to redemption or a given portion of those bonds not previously called for redemption, by lot in any manner which the trustee in its sole discretion deems appropriate and fair, and for this purpose the trustee will consider each bond in a denomination larger than the minimum denomination permitted by the bonds at the time to be separate bonds each in the minimum denomination. However, any bonds owned by us will be redeemed before any other bonds are redeemed.

Notice of Redemption. The Board will give notice of and direction with respect to redemption of bonds to the trustee at least five business days prior to the date the trustee is to give notice to the owners of the bonds, unless a shorter period is acceptable to the trustee. The trustee will mail notice of redemption not less than 15 nor more than 60 days prior to the redemption date (but not less than 30 days prior to the redemption date in the case of bonds bearing interest at a long-term rate or a fixed rate) to the respective owners of any bonds designated for redemption at their addresses appearing on the registration books maintained by the trustee. Each notice of redemption will state the redemption date, the place or places of redemption, and, if less than all of the bonds are to be redeemed, the distinctive number of the bonds to be redeemed and, in the case of bonds to be redeemed in part only, the respective portions of the principal amount to be redeemed. Each notice will also state that on the redemption date the principal and premium, if any, or of a specified portion of the principal in the case of bonds to be redeemed in part only, together with interest accrued on the bonds to the redemption date will become due and payable, and that from and after such redemption date interest on the bonds will cease to accrue, and will require that the bonds be then surrendered. Notice regarding redemption which has been mailed will be conclusively presumed to have been given, even if it is not received.

         The trustee may not mail notice of optional redemption unless and until the Board has deposited, or caused to be deposited, with the trustee sufficient funds to pay the principal of and interest and redemption premium, if any, on the bonds to be redeemed as of the date selected for redemption or the bonds to be so redeemed have been defeased.

Partial Redemption of Bonds. Upon surrender of any bond redeemed in part only, the Board will execute and the trustee will authenticate and deliver to the owner of the bond, at the expense of the Board, a new bond or bonds of the same authorized denominations equal in aggregate principal amount to the unredeemed portion of the bond surrendered.

Effect of Redemption. If notice of redemption is given by the Board to the trustee as described above, and moneys for payment of the principal and premium, if any, of, together with interest accrued to the redemption date on, the bonds (or portions of the bonds) on the redemption date designated in the notice, the bonds (or portions of the bonds) called for redemption will become due and payable, interest on the bonds called for redemption will cease to accrue, the bonds (or portions of the bonds) will cease to be entitled to any benefit or security under the indenture, and the owners of the bonds will have no rights in respect of the bonds except to receive payment of principal, premium, if any, and accrued interest.

Transfer of the Bonds

         So long as Cede & Co., as nominee for DTC, is the registered owner of the bonds, beneficial ownership interests in the bonds may be transferred only through a DTC participant or indirect participant and recorded on the book-entry-only system operated by DTC. The following provisions would apply in the event the bonds are no longer held in the book-entry-only system.

         Except with respect to purchases and remarketing of bonds, the registered owner of a bond may only transfer the bond upon the books of the Board, which will be kept for that purpose at the office of the trustee, in person or by his attorney duly authorized in writing, upon surrender of the bond at the principal corporate office of the trustee, together with a written instrument of transfer satisfactory to the trustee duly executed by the registered owner or a duly authorized attorney. Upon the transfer of any bond, the trustee will issue in the name of the transferee and cause to be authenticated a new bond or bonds of the same aggregate principal amount as the surrendered bonds. The trustee will make a charge for such transfer sufficient to pay for any tax or other governmental fee or charge required to be paid with respect to the transfer, but all other costs of making the transfer will be borne by the Board. If the tender agent is not the trustee, duplicate registration books will be maintained by the tender agent for the purpose of registering the transfer of bonds purchased and remarketed, and registration of bonds by the tender agent will be valid and binding the same as if the bonds were registered on the books maintained by the trustee. The trustee and the tender agent will each promptly notify the other of any registration on the books maintained by it in order to maintain the reconciliation of the books maintained by each of them.

         The trustee will not transfer or exchange any bond called for redemption within 30 days of the redemption date of the bond (except for the portion, if any, not called for redemption), nor any bond during the period of five days next preceding the mailing of a notice of redemption of any bonds.

         Subject to the record date, the Board, the remarketing agent, the trustee and the tender agent may deem and treat the person in whose name any bond will be registered upon the books of the Board as the absolute owner of such bond, whether such bond is overdue or not, for the purpose of receiving payment of or on account of the principal and premium, if any, and interest on and purchase price of the bond, and for all other purposes, including the giving or receipt of notices, consents or directions, and all payments made to any registered owner or upon his order will be valid and effectual to satisfy and discharge the liability upon the bond to the extent of the sum or sums paid, and neither the Board, the remarketing agent, the trustee nor the tender agent will be affected by any notice to the contrary. Any registered owner of the bonds may take actions relating to consents or directions with respect to a portion (in authorized denominations) of such bonds which are inconsistent with the actions taken with respect to other portions (in authorized denominations) of the bonds.

                                BOOK-ENTRY SYSTEM

         DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

         Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

         To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

         Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal and interest payments and payments of purchase price with respect to the bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the issuer or the trustee on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the trustee or the Board subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Board or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

         Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the trustee and the Board will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the trustee and the bond issuer will take all actions necessary to return the bonds to the full book-entry system of DTC.

         The bond issuer and the underwriter cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The bond issuer and the underwriter are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in such bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

         DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the trustee and discharging its responsibilities with respect thereto under applicable law or the Board may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON SUCH NOTICE.

                             SECURITY FOR THE BONDS

         The bonds are limited obligations of the Board, payable solely from amounts in the bond fund established by the indenture and secured solely by an irrevocable pledge of certain revenues of the Board, described below. The bonds are secured on a parity basis with the Board's previously issued $12,780,000 General Revenue Bonds, Series 2000B, $9,555,000 General Revenue and Refunding Bonds, Series 2000, $39,160,000 General Revenue Bonds, Series 1997, $20,800,000 General Revenue and Refunding Bonds, Series 1993, $45,125,000 General Revenue Refunding Bonds, Series 1992, various loan obligations of the Board aggregating $849,986 outstanding as of June 30, 2001 (the "notes"), and $985,000 1996 Student Fee Note, dated September 6 1996, $1,000,000 1998 Student Fee Note, dated February 25, 1998, and $1,000,000 1998 Student Fee Note, dated December 23, 1998. The 2000B bonds, 2000 bonds, the 1997 bonds, the 1993 bonds, the 1992 bonds, the notes and the student fee notes are called the "prior bonds" in this prospectus supplement and are outstanding as of June 30, 2001 in the principal amount of $99,688,736. The 1997 bonds that mature in the years 2007 through 2027 are being redeemed with a portion of the proceeds of the bonds. The bonds, the prior bonds and any obligations subsequently issued on a parity with the bonds are called the "parity bonds" in this prospectus supplement.

         In connection with the issuance of the bonds, the Board will enter into a swap transaction with Bear Stearns Financial Products. The Board's obligations under the swap transaction are payable solely from the revenues of the Board pledged to secure the bonds and are equally and ratably secured on a parity basis with the bonds and outstanding bonds by certain revenues of the Board, described below, and moneys in funds and accounts created under the indenture, and will constitute additional parity bonds. In order to secure certain of their obligations with respect to the swap transaction, the Board and Bear Stearns Financial Products may each agree to pledge certain cash or investment collateral on the occurrence of certain events in the future.

         The bonds are not a general obligation of the Board, the State of Michigan or any political subdivision of the State and neither the credit nor the taxing power of the State nor any political subdivision of the State will be pledged for the payment of the bonds.


Revenues of the Board Pledged to Secure the Bonds

         The revenues of the Board pledged to secure the bonds constitute:

                           o all fees, deposits, charges, receipts and income from all or any part of the students of Eastern Michigan University, whether general fees, tuition, instructional fees, tuition surcharges, health fees or other special purpose fees;

                           o all gross income, revenues and receipts from the ownership, operation, and control of the Board's housing, dining and auxiliary system;

                           o all unrestricted receipts from the sales and service of educational activities; o all grants, gifts, donations and pledges and receipts from such items; and

                           o        investment income on all of the above;

                           but exclude all of the following:

                           o any deposits required by law or contracts to be held in escrow;

                           o any gifts, grants, donations, or pledges designated by the President of the University for transfer to the Eastern Michigan University Foundation or restricted as to use in a manner inconsistent with payment on the bonds, any obligations subsequently issued on a parity with the bonds or additional obligations subordinated to the bonds and other parity bonds;

                           o        appropriations from the State Legislature;
                  and

                           o up to $5,000,000 collected annually from the levy of a special fee or fees established at some date following delivery of the bonds and designated by the Board to be excluded from general revenues.

         The pledge of the revenues of the Board used to secure the bonds is valid against all parties (other than the holders of the prior bonds, which are secured on a parity basis with the bonds) having claims of any kind, regardless of notice, and is valid and binding without physical delivery or further act by the Board.

         On or before the business day preceding a bond payment date, the Board will transfer to the bond fund established under the indenture, from the revenues of the Board pledged to secure the bonds, amounts sufficient to pay the principal of and interest due on the bonds. The Board has covenanted and agreed in the indenture that to the extent that on the business day preceding each bond payment date the monies on deposit in the bond fund are not sufficient to meet the interest or principal and interest payments coming due, the Board will pay to the trustee for deposit in the bond fund all revenues of the Board pledged to secure the bonds received until the amount on deposit in the bond fund is sufficient to pay the principal of and interest due on the bonds. However, in making the payment over to the trustee, the revenues of the Board pledged to secure the bonds will be divided in each fiscal year pro rata between the bond fund and any similar fund for the payment of any other parity bonds without regard to the existence of any debt service reserve fund established for any such parity bonds, based upon the amount of debt service due in each such fiscal year. The revenues of the Board pledged to secure the bonds, prior to their deposit with the trustee, may be used as general operating funds of the Board.

         The Board has irrevocably pledged the revenues of the Board described above to the payment of the principal of and interest on the bonds. The pledge of these revenues of the Board, together with the pledge of these revenues of the Board as security for the payment of the prior bonds and any obligations subsequently issued on a parity with the bonds, will constitute and be a first charge or lien against all of these revenues of the Board pledged to secure bonds.

         The rights and remedies of the holders of the bonds may be affected by bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditors' rights existing now or enacted in the future and by the application of general principles of equity, including those related to equitable subordination.

                       THE STANDBY BOND PURCHASE AGREEMENT

         The obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $3 billion of obligations currently outstanding, including the obligations we are issuing under this prospectus supplement.

         Owners of the bonds will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the bonds. Our obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the bonds and up to 35 days' interest on the bonds at an assumed rate of 10% per year.

Termination Events

         The scheduled expiration date of the standby bond purchase agreement is five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

                           o any portion of the commitment fee for the standby bond purchase agreement has not been paid when due on the quarterly payment date or any other amount payable under the standby bond purchase agreement has not been paid when due, and in either case, the failure will continue for three business days after notice thereof to the Board;

                           o the State of Michigan takes any action which would have a materially adverse effect on the ability of the Board to comply with the payment and security interest and lien covenants and obligations under the bonds, the indenture, the standby bond purchase agreement, the payment agreement, and all other documents relating to the issuance of the bonds, or any right or remedy of the company or any owners of the bonds from time to time to enforce the covenants and obligations;

                           o the Board fails to observe or perform any covenant or agreement contained in the bonds, the indenture, the standby bond purchase agreement or the payment agreement (and any amendments, substitutions or modifications thereof), and, if the failure is the result of a covenant breach which is capable of being remedied, the failure continues for ninety
                  (90) days following written notice thereof to the Board from us. However, if the failure (other than a payment default) cannot be cured or corrected within the ninety day period, it will not constitute an event of default if the Board institutes curative or corrective action within the period and diligently pursues the curative or corrective action until the failure of performance is cured or corrected, or there has not been at all times a remarketing agent performing its duties;

                           o an event of default has occurred and is continuing under any of the indenture, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements), as "event of default" is defined in the applicable document;

                           o any representation, warranty, certification or statement made by the Board in the indenture, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements) or in any certificate, financial statement or other document delivered under those agreements proves to have been incorrect in any material respect when made;

                       o any default by the Board has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the bond issuer, under any "Related Documents," as defined in the standby bond purchase agreement, which is senior to, or on parity with, the bonds;

                           o the Board files a petition in voluntary bankruptcy for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

                           o a court of competent jurisdiction enters an order, judgment or decree declaring the Board insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Board, or approving a petition filed against the Board seeking reorganization of the Board under any applicable law or statute of the United States of America or any state thereof, and the order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

                           o under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assumes custody or control of the Board and the custody or control is not be terminated within (60) days from the date of assumption of the custody or control;

                           o any material provision of the indenture, the standby bond purchase agreement, the payment agreement, the remarketing agreement and all other documents relating to the issuance of the bonds or the bonds (including bonds owned by us) ceases for any reason whatsoever to be a valid and binding agreement of the Board, or the Board contests the validity or enforceability of those agreements; or

                           o the Board fails to pay when due any amount payable under any bond (regardless of any waiver of that failure by the holders of the bonds).

         If a termination event occurs, we may deliver notice to the Board, the trustee, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

         The obligations of the Board are described in a separate disclosure document relating to the bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

         In order to obtain funds to fulfill our obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on a date specified in the standby loan agreement, which will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

         The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

                       Ratio of Earnings to Fixed Charges

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                      Year Ended December 31,
      ----------------------------------------------------
                                                               Six Months Ended
      1996        1997        1998        1999        2000     June 30, 2001
      ----        ----        ----        ----        ----     ----------------
      1.53        1.48        1.50        1.60        1.52         1.60

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            Where You Can Find More Information Regarding GE Capital

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                Incorporation of Information Regarding GE Capital

         The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

         Document                                           Period
         --------                                           ------
         Annual Report on Form 10-K.............    Year ended December 31, 2000
         Quarterly Reports on Form 10-Q.........    Quarters ended March 31,
                                                    2001 and June 30, 2001


                                  LEGAL MATTERS

         The legality of the obligations has been passed upon by in-house counsel to Financial Guaranty Insurance Company, an affiliate of the company.

                                     EXPERTS

         The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A

                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)

         -----------------------------------------------------------------------





         -----------------------------------------------------------------------
          11:30 a.m.       11:45 a.m.        2:15 p.m.        2:30 p.m.
              [1]             [2]              [3]              [4]


         1. Tender agent or the trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the Purchase Date.

         2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

         3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

         4. FGIC-SPI purchases bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.

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

                                 $1,000,000,000

                         principal amount plus interest

                         Liquidity Facility Obligations

                                       of

                         FGIC Securities Purchase, Inc.

         FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

         Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

                  These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 31, 2001

         We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

         The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2001, heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

         You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

         You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                     SUMMARY

         The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified linked rate minus the fee charged by the Company for the Liquidity Facility. The Owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

         If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO Owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

         Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

         The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

         The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                   THE COMPANY

         The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

         Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

         The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

         The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

         Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the applicable Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of the Company under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

         In order to obtain funds to fulfill its obligations under the Liquidity Facilities, the Company will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or the Company's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                              PLAN OF DISTRIBUTION

         The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

         The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

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================================================================================
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Supplement
INTRODUCTION.................................................................S-1

DESCRIPTION OF THE BONDS.....................................................S-1

BOOK-ENTRY SYSTEM...........................................................S-12

SECURITY FOR THE BONDS......................................................S-13

THE STANDBY BOND PURCHASE AGREEMENT.........................................S-15

THE STANDBY LOAN AGREEMENT; GE CAPITAL......................................S-17

LEGAL MATTERS...............................................................S-18

EXPERTS.....................................................................S-18

Prospectus
WHERE YOU CAN FIND MORE INFORMATION............................................2

INCORPORATION BY REFERENCE.....................................................3

SUMMARY........................................................................4

THE COMPANY....................................................................5

THE LIQUIDITY FACILITIES.......................................................5

THE STANDBY LOAN AGREEMENT.....................................................5

PLAN OF DISTRIBUTION...........................................................6

EXPERTS........................................................................6


================================================================================

================================================================================


                                   $41,395,000

                         principal amount, plus interest


                         LIQUIDITY FACILITY OBLIGATIONS



                                    issued by



                                 FGIC Securities
                                 Purchase, Inc.

                                  in support of

                 Board of Regents of Eastern Michigan University
        General Revenue Variable Rate Demand Refunding Bonds, Series 2001



                              PROSPECTUS SUPPLEMENT

                                 August 13, 2001


================================================================================